Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) TO ACQUIRE LEADING CORPORATE

TRAVEL PROVIDER IN NEW ZEALAND AND AUSTRALIA

- Transaction Expected to be Accretive to 2005 Operating Results -

Denver, CO and Sydney and Auckland; January 6, 2005 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, today announced that it has entered into a definitive agreement to purchase 100% of the outstanding stock of privately-held SYNERGI Travel New Zealand Limited and SYNERGI Travel Australia Pty Limited. The acquisition will extend Navigant’s global service footprint through a local presence in two significant markets that are destinations for many of Navigant’s current corporate travel clients. Though financial terms were not disclosed, Navigant expects the acquisition to be immediately accretive to its operating results upon closing.

SYNERGI Travel New Zealand and Australia, like Navigant, provide corporate travel management services combining personalized customer service and web-enabled technologies. The companies are the second and fourth largest corporate travel management providers in New Zealand and Australia, respectively. Headquartered in Sydney and Auckland, SYNERGI Travel has offices in Melbourne, Canberra, Brisbane, Adelaide, Perth, Wellington, Palmerston North and Christchurch. After closing, SYNERGI Travel New Zealand and Australia will begin doing business under the TQ3Navigant brand.

Commenting on the transaction, Navigant Chairman and Chief Executive Officer Edward S. Adams, stated, “We believe this is an excellent financial and strategic transaction for Navigant, as it further expands, without overlap, our existing TQ3 global operations into the Asia/Pacific region, which is a natural fit for our client base. This acquisition realizes several goals of Navigant and SYNERGI Travel New Zealand and Australia, the most important of which is industry-leading customer service. We expect the combined entity will also benefit from a more broadly diversified client base, as well as a heightened market presence and expanded opportunities in the global marketplace.

“We look forward to joining forces with one of the most well respected companies in our industry,” said, Ross Irving, Managing Director, SYNERGI Travel New Zealand and Australia. “Navigant and SYNERGI Travel New Zealand and Australia share a commitment to maintaining a competitive edge in the global travel marketplace, while bringing value, improved efficiencies and delivering considerable savings to our clients which were the primary reasons for our decision to team up with the Navigant organization.”

In the most recent twelve-month period, SYNERGI’s New Zealand operation recorded aggregate airline ticket and incentive meeting sales of approximately $70.0 million (U.S.), while its Australian operation recorded aggregate airline ticket and incentive meeting sales of approximately $200.0 million (U.S.).

Upon closing the transaction, expected in February 2005, Navigant will fund the purchase through its revolving credit facility. The acquisition is subject to consents, authorizations and other customary closing conditions and a small earn-out portion of the purchase price, which will be paid at the end of year one assuming that the earn-out conditions are met. The final purchase price determination is based on actual profitability for the year following acquisition.

Robert C. Griffith, Navigant’s Chief Financial Officer and Chief Operating Officer added, “This transaction represents another complementary and accretive acquisition for our team with the terms meeting our criteria on all levels. We welcome everyone from the SYNERGI Travel New Zealand and Australia organizations to the Navigant team and look forward to providing heightened levels of service to our clients in their markets.”

About Navigant International, Inc. (www.tq3navigant.com)

Denver-based Navigant International, Inc., trading as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 4,700 Associates and has operations in 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.”

About TQ3 Travel Solutions (www.tq3.com)

TQ3 Travel Solutions is a global joint-venture company equally owned by Navigant International and TUI Business Travel Deutschland GmbH. Globally, the company will continue to operate in the same marketing vein and under the well-established TQ3 Travel Solutions brand. In the US and Canada, the company will have the same corporate identity and will be branded TQ3Navigant. TQ3 Travel Solutions is the leading provider of quality, innovative travel expense management solutions to companies worldwide. With system-wide revenues in excess of $11 billion, TQ3 operates 1,200 locations in over 80 countries.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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